SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 20, 2012

Date of Report (date of earliest event reported)

EVERGREEN SOLAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

138 Bartlett Street

Marlboro, Massachusetts 01752

(Address of principal executive offices)

(508) 357-2221

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Other Events.

Representatives of Evergreen Solar, Inc. (the “Company”) attended a mediation session with representatives of the Official Committee of Unsecured Creditors of Evergreen Solar, Inc. (the “Committee”), certain unaffiliated holders (the “Supporting Noteholders”) of its 13% Convertible Senior Secured Notes due 2015 (the “Secured Notes”), and U.S. Bank National Association, as the indenture trustee for the Secured Notes (the “Indenture Trustee”), seeking to settle certain contested matters and litigation including (i) the Motion of the Official Committee of Unsecured Creditors of Evergreen Solar, Inc. for an Order Pursuant to 11 U.S.C. §§ 105, 349, and 1112, and Fed. R. Bankr. P. 1017 and 2016 Dismissing Chapter 11 Case or Converting the Chapter 11 Case to a Chapter 7 Case and Granting Related Relief; (ii) the Motion of the Supporting Noteholders to Determine the Value of Adequate Protection Claims and Liens Granted Pursuant to the Cash Collateral Order; (iii) the Adversary Complaint for Declaratory Judgment, Avoidance of Liens and Disallowance of Claims; and (iv) the Indenture Trustee’s Motion to Dismiss Claims Relating to Certain Foreign Intellectual Property of the Company (collectively, the “Litigation”).

In connection therewith, the parties reached a preliminary, high-level framework for resolution of the Litigation and all other claims and causes of action among the parties, in each case subject in all respects to further discussion of relevant points and implementation mechanisms, as well as definitive documentation. Until such time as such further matters and definitive documentation are concluded, no agreement has been reached. In addition, any agreement would be subject to approval by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Pursuant to the preliminary framework:

1.                   The Indenture Trustee and the Supporting Noteholders would agree that the following assets will be available for distribution to administrative, priority and unsecured creditors: (i) amounts necessary to fund (a) professional fees to be paid consistent with the carve-out contained in the cash collateral order and (b) that certain wind-down budget filed with the Bankruptcy Court on December 14, 2011, (ii) an additional $1.1 million of cash to be used to pay administrative and priority claims, including professional fees; (iii) an additional $200,000 carve-out for Company professionals’ reasonable fees and expenses related to selling certain assets located in Devens, Massachusetts ($100,000 of which would be paid only from the proceeds of the sale of the Devens real estate, subject to certain conditions), as well as such assets; (iv) director and officer insurance claims, if any, and (v) certain other types of assets to be agreed, if any.

2.                   The Company, the Indenture Trustee and the Supporting Noteholders would agree that the following assets will be available for distribution solely to general unsecured creditors (i) 3.25 million shares of Ordinary Shares of China Private Equity Investment Holdings Limited received in connection with the Company’s sale of its core assets; (ii) two causes of action; and (iii) $50,000 to administer such assets.

3.                   The parties would agree that on the effective date of the settlement, substantially all of the Company’s assets other than the assets described in paragraphs 1 and 2 would be transferred to the Indenture Trustee for the benefit of the holders of the Secured Notes. To the extent the Company later identifies or receives additional assets, the Company would notify the Indenture Trustee of its right to take possession and if so requested, transfer the assets to the Indenture Trustee. The Company would also agree to take all reasonably feasible steps to close the sale of the Devens, Massachusetts assets and pay the net proceeds to the Indenture Trustee immediately upon closing.

4.                   The parties would agree to waive and not pursue potential pre-bankruptcy preferential transfers to unsecured creditors if the amount of the transfer was less than $60,000.

5.                   The parties would agree that the Company would pursue confirmation and consummation of a chapter 11 plan of liquidation to the extent reasonably feasible consistent with the settlement. The parties would also stipulate to the validity and amount of the Indenture Trustee’s deficiency claim. The Indenture Trustee’s deficiency claim would not share in any distributions to unsecured creditors until other allowed unsecured claims have recovered 1%.

The information in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Solar, Inc.

By:	/s/ Christian M. Ehrbar
Name:	Christian M. Ehrbar
Title:	President and Chief Executive Officer

Dated January 20, 2012